Page 3 of 3
                         U. S. Securities and
                         Exchange Commission
                         Washington, D. C.
                         20549
                                  FORM 4
               STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
Filed  pursuant to Section 16(a) of the Securities Exchange
Act  of  1934, Section  17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment Company
Act of 1940.
1.   Name and Address of Designated Filer
          Southwest Royalties, Inc. 407 N.
          Big Spring Street Midland, TX
          79701

2.   Issuer Name and Ticker or Trading
Symbol
          Southwest Royalties, Inc. Income
Fund VI
3.   IRS or Social Security Number of
Designated Filer
          75-1917432

4.   Statement for Month/Year
          August 2000
5.   If Amendment, Date of Original
          N/A

6.   Relationship of Designated Filer to Issuer
                Southwest  Royalties, Inc. as Managing General
          Partner,  of the issuer.
7.   Individual or Joint/Group Filing
              Form filed by One Reporting Person
           X  Form filed by More than One Reporting Person

                            TABLE I

1.   Title of Security
          Limited partnership interest
                                                Units
 Date     Code    Units   Acquired    Price     Owned
Ownership    Nature
 ----     ----    -----   --------    -----     -----   -------
--    ------
08-25-00   P       8.00       A      $160.89  4,887.00      I
*
08-29-00   P      10.00       A      $160.89  4,897.00      I
*
08-04-00   P       5.00       A      $160.89  4,902.00      I
*
08-18-00   P       4.00       A      $160.89  4,906.00      I
*
08-11-00   P       4.00       A      $160.89  4,910.00      I
*
08-08-00   P      10.00       A      $153.71  4,920.00      I
*
08-29-00   P      20.00       A      $160.89  4,940.00      I
*
08-11-00   P       4.00       A      $160.89  4,944.00      I
*
08-04-00   P      10.00       A      $160.89  4,954.00      I
*
08-10-00   P       4.00       A      $160.89  4,958.00      I
*
08-04-00   P      10.00       A      $160.89  4,968.00      I
*

* Southwest Royalties, Inc. as Managing General Partner, of the issuer.

                          SIGNATURES


By:  /s/ Bill E. Coggin                 By:  /s/ H.H. Wommack,
III
     ----------------------------------      ------------------
-----------------
     Signed on behalf of Southwest           H.H. Wommack, III,
President,
     Royalties, Inc. the Managing            CEO, Treasurer and
Director of
     General Partner of the issuer           Southwest
Royalties, Inc. the
     by Bill E. Coggin, Vice President       Managing General
Partner
     and CFO

Date:  September 7, 2000                Date:  September 7, 2000
By:  /s/ Bill E. Coggin                 By:  /s/ H. Allen Corey
     ----------------------------------      ------------------------------
------
     Bill E. Coggin, Vice-President          H. Allen Corey, Secretary and
     and CFO of Southwest Royalties, Inc.
Director of
Southwest Royalties,
      the  Managing  General Partner            Inc. the  Managing  General
Partner


Date:  September 7, 2000                Date:  September 7, 2000



By:  /s/ Paul L. Morris                 By:  /s/ Jon P. Tate
     ----------------------------------      ------------------------------
------
     Paul L. Morris, Director of             Jon P. Tate, Vice-President of
      Southwest Royalties, Inc. the           Land and Assistant  Secretary
of
     Managing General Partner                Southwest Royalties, Inc. the
                                             Managing General Partner

Date:  September 7, 2000                Date:  September 7, 2000



By:  /s/ R. Douglas Keathley            By:  /s/ J Steven Person
     -----------------------            ----------------------
 R. Douglas Keathley, Vice-President    J Steven Person,Vice-President of
 of Operations of Southwest Royalties   Marketing of Southwest Royalties,
 Inc.  the  Managing General Partner    Inc. the  Managing  General
                                        Partner

Date:  September 7, 2000                     September 7, 2000

                                ATTACHMENT

Designated Filer:
   Southwest Royalties, Inc.

Issuer Name and Ticker or Trading Symbol:
   Southwest Royalties, Inc.
Income Fund VI


Statement for Month/Year
   August 2000
Reporting Persons of Group Filing: ------------
----------------------
Name of Reporting Person           Street
Address
Social Security Number             City, State
and Zip Code
------------------------           ---------------
------------
Wommack, H. H. III                 407 N. Big
Spring Street
###-##-####                        Midland, TX
79701

President,  CEO,  Treasurer and Director of Southwest
Royalties,  Inc.  the Managing General Partner.

Bill E. Coggin                     407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President and Chief Financial Officer of Southwest
Royalties, Inc. the Managing General Partner.


Corey, H. Allen                    633 Chestnut Street
###-##-####                        Chattanooga, TN  37450-1800

Secretary  and  Director of Southwest Royalties, Inc. the
Managing  General Partner.

Paul L. Morris                     #7 Saddle Club Drive
###-##-####                        Midland, TX 79705

Director of Southwest Royalties, Inc. the Managing General
Partner.

Tate, Jon P.                       407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President,  Land and Assistant Secretary of Southwest
Royalties,  Inc. the Managing General Partner.

Keathley, R. Douglas               407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President  of  Operations of Southwest Royalties,  Inc.
the  Managing General Partner.

Person, J Steven                   407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President  of  Marketing  of Southwest Royalties,  Inc.
the  Managing General Partner.